Exhibit 23.2

August 22, 2014

CONSENT OF GZA GeoEnvironmental, Inc.

The undersigned hereby consents to the references to our firm in the form and context in which they appear in this Registration Statement on Form S-1 of FMSA Holdings Inc. and the related prospectus that is a part thereof. We hereby further consent to the use in such Registration Statement and prospectus of information contained in our reports setting forth the estimates of reserves of FMSA Holdings Inc. as of December 31, 2013.

We further consent to the reference to this firm under heading “EXPERTS.”

Respectfully submitted,

GZA GeoEnvironmental, Inc.

By:	/s/ Mark J. Krumenacher

Name:	Mark J. Krumenacher
Title:	Principal/Senior Vice President